Exhibit 10.7

PHATHOM PHARMACEUTICALS, INC.

May 7, 2019

Tadataka Yamada

Re:	Phathom Pharmaceuticals, Inc. Board of Directors

Dear Tachi,

It is my sincere pleasure to memorialize your position on the Board of Directors (the “Board”) of Phathom Pharmaceuticals, Inc. (the “Company”) as Chairman of the Board.

As the Chairman of the Board, you will perform advisory duties customarily associated with the position, participate in regularly scheduled and special Board meetings, participate in conference calls of the Board, meet or otherwise periodically confer with Board members, committees of the Board and Company executives, and provide assistance to the Company’s executive team with occasional meetings, site visits, conference calls and advice on an as-needed basis (the “Services”).

Commencing as of the date of this letter, you will paid an annual cash fee of $100,000, paid quarterly, for your services as Chairman. Moreover, as a member of the Board, the Company will reimburse you for reasonable travel and other expenses to attend Board meetings and other Board-related functions (such as site visits).

You will serve as the Chairman of the Board until the earlier of your resignation, removal from the Board or death, or your successor as Chairman of the Board is duly appointed by the Board. You may be removed from the Board at any time in accordance with terms of the Company’s Bylaws. You will not be an employee or agent of the Company. You will not be eligible for any employee benefits. Any taxes shall be solely your responsibility.

In your capacity as a director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any current or former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided by the Company. You acknowledge that as a result of the Services, you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates; provided, however, that, except as provided under applicable law, this obligation shall not apply to information that (a) was publicly known and available in the public domain at the time of disclosure, or later becomes publicly known and available in the public domain other than through your failure to keep such information confidential, (b) was in your possession at the time of disclosure or is provided to you by a third party, in each case without duty of confidentiality, (c) was independently developed by you without incorporating or using Company information or resources, as demonstrated by records contemporaneously maintained, or (d) is disclosed with the express consent of the Company. Any proprietary inventions or other intellectual property rights that you may develop (including, but not limited to, patents, copyrights, trademarks, trade secrets, technology, contract and licensing rights, business plans or other proprietary rights), either alone or jointly with others, during the course of performing the Services for the Company is assigned by you to the Company and you agree to execute, when requested, such additional documentation deemed necessary by the Company to assign all rights, title and interest to such inventions or property. You also represent and warrant that you have the full right and power to enter into and perform this letter agreement and there is no other existing contract or duty on your part inconsistent with the terms of this letter agreement (including, but not limited to, any conflict of interest policy). Additionally, as a reminder, as a member of the Board, you will have fiduciary duties to the Company and its members.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

To avoid conflicts of interest, it is expected that directors will disclose any personal interest they may have in a transaction that the Board considers or in which the Company otherwise is a party. Directors shall recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of the Company. Any such “related party transaction” involving a director must be reviewed and approved by the Board (or a committee designated by the Board).

This letter constitutes the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of the Company. This agreement shall be construed and enforced in accordance with the laws of the State of Washington without regard to conflicts of law principles.

Sincerely,

PHATHOM PHARMACEUTICALS, INC.

By:	/s/ David Socks
David Socks, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Tadataka Yamada
Tadataka Yamada